EXHIBIT 10.2

Director Fee Arrangements for Fiscal 2025

Each director of Southern Missouri Bancorp, Inc. (the "Company"), also is a director of Southern Bank (the "Bank") with the exception of Matthew T. Funke, President and Chief Administrative Officer who serves as a director of the Bank but is not also a director of the Company. For Fiscal 2025, each director of the Company received a monthly fee of $1,250 for serving on the Company's Board of Directors and each director of the Bank received $1,250 for serving on the Bank’s Board of Directors.

Three non-employee Company directors received a monthly fee of $1,000 for service on regional loan approval committees for the Bank.